Immediate
          Thomas G. Granneman
          314/877-7730

                            RALCORP HOLDINGS REPORTS
                        FIRST QUARTER FISCAL 2001 RESULTS

ST. LOUIS, MO, JANUARY 30, 2001 Ralcorp Holdings, Inc. today announced net sales for the three months ended December 31, 2000 were $277.3 million compared to $204.9 million for the three months ended December 31, 1999. Net earnings for the first quarter were $8.7 million compared to $7.6 million for the same quarter last year. Diluted earnings per share were $.29 compared to $.24 for last year's first quarter.

The earnings amounts for the first quarter of fiscal 2001 include income from a merger termination fee. As previously announced, Agribrands International, Inc. terminated a merger agreement with Ralcorp on December 1, 2000. In accordance with the agreement, Ralcorp received a payment of $5.0 million as a termination fee, which was recorded in the first quarter of fiscal 2001 net of related expenses. Excluding this nonrecurring item, net earnings were $6.1 million, or $.20 per diluted share.

NET SALES BY SEGMENT                    Three Months Ended
(in millions)                              December 31,
-------------------------------------    ----------------
                                           2000     1999
                                         -------  -------
Ralston Foods                            $  73.4  $  73.8
Bremner                                     61.4     60.1
                                         -------  -------
  CEREALS, CRACKERS & COOKIES              134.8    133.9
  SNACK NUTS & CANDY                        58.0     54.6
  DRESSINGS, SYRUPS, JELLIES & SAUCES       84.5     16.4
                                         -------  -------
    Total Net Sales                      $ 277.3  $ 204.9
                                         =======  =======

PROFIT BY SEGMENT                       Three Months Ended
(in millions)                              December 31,
-------------------------------------    ----------------
                                           2000     1999
                                         -------  -------
  CEREALS, CRACKERS & COOKIES            $  16.2  $  16.2
  SNACK NUTS & CANDY                         5.6      3.9
  DRESSINGS, SYRUPS, JELLIES & SAUCES         .3       .6
                                         -------  -------
    Total Segment Profit                 $  22.1  $  20.7
                                         =======  =======

CEREALS,  CRACKERS  &  COOKIES
------------------------------
First quarter net sales for the Cereals, Crackers & Cookies segment were up $.9 million from last year, with the Bremner cracker and cookie division reporting a $1.3 million increase and the Ralston Foods cereal division showing a $.4 million decline.

Bremner benefited from incremental revenue from Cascade Cookie Company, acquired on January 28, 2000. This increase was partially offset by lower sales in the pre-existing cracker and cookie businesses. Cracker volumes declined 4 percent from a year ago, reversing a portion of the 8 percent increase recorded for the quarter ended December 31, 1999, when a number of large cracker customers requested additional shipments in light of Y2K concerns. Cookie volumes declined 9.5 percent due to the timing of shipments under comanufacturing agreements and less promotional activity, partially offset by sales to new customers.

Ralston Foods reported lower net sales principally due to the December 31, 1999 termination of a ready-to-eat (RTE) cereal comanufacturing agreement. This loss of business was partially offset by new comanufacturing agreements in both RTE and hot cereals. In addition, Ralston Foods' base store brand RTE cereal volume increased more than 4 percent from last year's first quarter, despite an industry decline in the overall RTE cereal category, due to increased distribution with existing customers. Net sales of private label hot cereals increased 3 percent from the prior year as a favorable product mix more than offset a 3 percent decline in volume.

Profit for the Cereals, Crackers & Cookies segment was unchanged from the prior year's first quarter as an increase at Bremner was offset by a decrease at Ralston Foods. The improvement at Bremner was again due to incremental profit from Cascade, net of a reduction in profit from the pre-existing businesses. Those profits were hurt not only by the lower sales level but also by higher energy and packaging costs. These negative effects were significantly offset by lower ingredient prices, improved yields and increased productivity. Profits at Ralston Foods declined primarily as a result of the aforementioned reduction in comanufacturing business as well as higher energy and packaging costs.

SNACK  NUTS  &  CANDY
---------------------
First quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker, increased 6 percent, reflecting incremental candy business from James P. Linette, Inc., partially offset by slightly lower snack nut volumes and net sales. Linette, a chocolate candy manufacturer, was acquired on May 1, 2000. The decrease in snack nut sales was primarily due to product mix and the timing of shipments to a large customer.

First quarter segment profit increased $1.7 million from the corresponding period last year. This improvement was due not only to the addition of Linette, but also to more favorable raw material costs, primarily cashews, in the pre-existing snack nut businesses. Last year, cashew costs were inflated because of a worldwide shortage.

DRESSINGS,  SYRUPS,  JELLIES  &  SAUCES
---------------------------------------
The Company's Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, comprises the operations of Martin Gillet & Co., Inc., acquired in 1999, and The Red Wing Company, Inc., acquired on July 14, 2000. As previously disclosed, the Company has undertaken a major cost reduction effort within Carriage House, including two plant closures. The closing of the Baltimore facility and the moving of production and equipment to other facilities were completed in January 2001. The Company recorded a $2.5 million pre-tax restructuring charge related to this move in the fourth quarter of fiscal 2000. On January 23, 2001, the Company announced that its plant in San Jose, CA would be closed, transferring production to other Carriage House facilities, by June 2001. The associated costs have been recorded as a liability assumed during the purchase of Red Wing; accordingly, Ralcorp expects that these costs will have no significant impact on the reported earnings of the Company. The closure of the Baltimore and San Jose plants are part of the ongoing effort to rationalize the segment's production capacity and improve operating efficiencies.

The segment's net sales for the quarter ended December 31, 2000 reflect a significant increase from last year's first quarter due to the timing of the Red Wing acquisition, but are much lower than pro forma net sales of $106.2 million for the three months ended December 31, 1999. This sales decline is the result of reduced volume to retail accounts, a significant decline in syrup volumes under a comanufacturing agreement, and lower sales of industrial tomato paste. Profits were hurt by the lower sales level as well as manufacturing inefficiencies related to the relocation of equipment from the Baltimore facility. The Company expects that the cost reduction efforts currently underway will significantly improve the operating results of Carriage House during the second half of the year.

BUSINESS  SEGMENTS  -  COMBINED
-------------------------------
Interest expense increased to $4.6 million for the three months ended December 31, 2000, compared to $1.1 million in the first quarter of the prior year due to higher debt levels resulting from the aforementioned fiscal 2000 acquisitions. However, debt levels were reduced by almost $30 million from September 30 to December 31, 2000.

Earnings before interest, income taxes, depreciation and amortization, excluding the equity earnings from its Vail investment and the nonrecurring termination fee, ("Food Business EBITDA") was $28.5 million for the quarter ended December 31, 2000. This represents a 14 percent improvement over the Food Business EBITDA in the prior year's first quarter of $25.1 million.

Certain aspects of the Company's operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------
Ralcorp continues to hold an approximate 21.6 percent equity ownership interest in Vail Resorts, Inc. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. Vail Resorts' operations are highly seasonal, typically yielding more than the entire year's equity income during the Company's second and third fiscal quarter. For the first quarter ended December 31, 2000, this investment resulted in a non-cash pre-tax loss of $4.1 million ($2.7 million after taxes), compared to a $4.4 million loss ($2.9 million after taxes) for last year's first quarter.

ADDITIONAL  INFORMATION
-----------------------
See the attached schedule and notes for additional information on the first quarter results for both years.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jam and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.6 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

                                       ###


                         RALCORP HOLDINGS, INC.
                   CONSOLIDATED STATEMENT OF EARNINGS
                  (in millions except per share data)

                                                  Three Months Ended
                                                      December 31,
                                                 --------------------
                                                   2000       1999
                                                 ---------  ---------
Net Sales                                        $  277.3   $  204.9
                                                 ---------  ---------

Costs and Expenses
  Cost of products sold                             216.2      155.5
  Selling, general and administrative                34.1       25.6
  Advertising and promotion                           8.3        6.2
  Interest expense, net                               4.6        1.1
  Termination fee, net of related expenses           (4.2)         -
                                                 ---------  ---------
    Total Costs and Expenses                        259.0      188.4
                                                 ---------  ---------
Earnings before Income Taxes
  and Equity Earnings                                18.3       16.5
Income Taxes                                          6.9        6.0
                                                 ---------  ---------

Earnings before Equity Earnings                      11.4       10.5
Equity in Earnings of Vail Resorts, Inc.,
  Net of Related Deferred Income Taxes               (2.7)      (2.9)
                                                 ---------  ---------
Net Earnings                                     $    8.7   $    7.6
                                                 =========  =========

Earnings per Share
    Basic                                        $    .29   $    .25
    Diluted                                      $    .29   $    .24

Weighted Average Shares Outstanding
    Basic                                            29.9       30.5
    Diluted                                          30.0       31.2

Notes:

1. The weighted average shares outstanding used to compute earnings per share (basic and diluted) for the quarters and years ended December 31, 2000 and 1999 are based on the weighted average number of shares of Ralcorp common stock outstanding for the periods then ended. In addition, the calculation of diluted earnings per share includes all other common stock equivalents.

2. Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.